UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2007

033-91432
(Commission File Number)

______________________________

NEW WORLD BRANDS, INC.
(Exact name of registrant as specified in its charter)

            Delaware                                  02-0401674
                 (State of Incorporation)                                        (IRS Employer
                                         Identification Number)

340 West Fifth Avenue, Eugene, Oregon 97401
(Address of registrant’s principal executive office)

(541) 868-2900
(Registrant’s telephone number)

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On January 9, 2007, New World Brands, Inc., a Delaware corporation (the “Company”), Qualmax, Inc., a Delaware corporation (“Qualmax”), IP Gear, Ltd., an Israeli corporation and wholly-owned subsidiary of the Company (“IP Gear”), P&S Spirit, LLC, a Nevada limited liability company, and B.O.S. Better Online Solutions Ltd. (“BOS”) entered into an agreement, effective as of December 31, 2006 (the “Agreement”), pursuant to which, among other things, the parties agreed to convert approximately $1.48 million, in the aggregate (the “BOS Obligations”), of amounts due and payable to BOS under the BOS Agreements (as defined below), into 5.50652 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) of the Company, which shares of Series A Preferred Stock are convertible into 16,446,544 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company. The price per share of the Series A Preferred Stock being issued to BOS is $0.09 (on a common-equivalent basis). The amount of the BOS Obligations is subject to a post-closing adjustment based upon audit of  the financial statements of the Company for the fiscal year ended December 31, 2006; provided that it is contemplated that any adjustments shall be settled in the form of cash payments.

The BOS Obligations are due and payable pursuant to: (a) that certain Asset Purchase Agreement by and between BOS and Qualmax dated October 26, 2005, as amended on November 2, 2005 and December 31, 2005 (the “APA”); (b) that certain Loan Agreement dated December 31, 2005 between BOS and IP Gear; and (c) that certain Outsourcing Agreement dated December 31, 2005 between BOS and IP Gear (collectively, the “BOS Agreements”). In connection with the Company’s acquisition of all the assets and liabilities of Qualmax, which transactions were consummated on September 15, 2006, the Company assumed all the obligations of Qualmax under the APA and acquired all the shares of capital stock of IP Gear.

Pursuant to the Agreement, the BOS Obligations shall be satisfied and paid in full and neither the Company nor IP Gear shall be required to pay any further amounts due under the BOS Agreements. Reference is made to notes C and D to the Company’s unaudited financial statements as filed with the Company’s quarterly report on Form 10-QSB for the quarter ended September 30, 2006, as filed with the Securities and Exchange Commission on November 20, 2006, for additional information concerning the BOS Obligations.

Each share of Series A Preferred Stock is convertible into 2,986,736 shares of Common Stock. Conversion of the Series A Preferred Stock into Common Stock will take place automatically upon effectiveness of an amendment to the Company’s certificate of incorporation authorizing an increase in the number of outstanding shares of Common Stock. The shares of Series A Preferred Stock being issued to BOS are being issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In addition to the foregoing, pursuant to the Agreement; (a) BOS granted the Company a three-year option, contingent upon certain conditions, to purchase up to 30% of the shares of Series A Preferred Stock (or shares of Common Stock) held by BOS, at a price per share ranging from $0.12 to $0.24 per share (on a common-equivalent basis); (b) BOS agreed to enter into a lock-up agreement, restricting the ability of BOS to transfer shares of capital stock in the

Company and Qualmax for up to two years without the prior approval of certain stockholders party thereto; and (c) the parties to the Agreement entered into varies releases, including releases relating to the BOS Agreements.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.    Description

10.1	Letter agreement among New World Brands, Inc., Qualmax, Inc., IP Gear, Ltd., P&S Spirit, LLC and B.O.S. Better Online Solutions Ltd., dated December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            NEW WORLD BRANDS, INC..

            By: /s/ M. David Kamrat
               Name: M. David Kamrat
               Title:   Chairman and Chief Executive Officer

Date: January 10, 2007